Exhibit 99.1

U.S. Precious Metals, Inc. Adopts Stockholder Rights Plan

Sanford, Florida – March 19, 2009

U.S. Precious Metals, Inc. (OTCBB: USPR.OB) (“USPR”), announced today that its Board of Directors has adopted a stockholder rights plan under which its stockholders will receive a dividend in the form of preferred stock purchase rights. The distribution of the rights has no dilutive effect, does not affect earnings per share, is not taxable to USPR or its stockholders and does not change the way in which USPR’s shares are traded.

“The Board believes the stockholder rights plan is a sound and reasonable method for safeguarding stockholders’ interests,” said M. Jack Kugler, Chief Executive Officer of USPR. “The stockholder rights plan was not adopted in response to any known offers to acquire USPR and it is not intended to prevent an acquisition of the Company on terms that are favorable, fair and in the best interests of all USPR stockholders, but rather to encourage any person or group seeking to acquire USPR to negotiate with the Board and to give the Board sufficient time to study and respond to any unsolicited acquisition attempts.”

The stockholder rights plan is similar to rights plans adopted by many other companies except that the plan is for a one year period, which is a shorter time period than other rights plans adopted by other companies. “The stockholder rights plan is designed to ensure that USPR’s stockholders receive equal treatment in the event of any proposed takeover, and to guard against partial tender offers, squeeze-outs, and other abusive tactics to gain control of USPR that could impair the Board’s ability to represent stockholders’ interests fully,” added Mr. Kugler.

Under a Rights Agreement entered into on March 17, 2009 in connection with the adoption of the rights plan, the rights will be distributed at the rate of one right for each share of common stock owned by stockholders of record as of the close of business on April 10, 2009. Each right will allow the holder to purchase one one-thousandth of a share of Series A Preferred Stock at an initial purchase price of $10.00, upon the occurrence of certain triggering events described below. The purchase price and the number of shares of preferred stock are subject to adjustment. The rights will expire at the close of business on March 17, 2010 unless earlier redeemed or exchanged. The holder of a right will have no additional rights as a stockholder of USPR, including the right to vote or to receive dividends, unless that right is exercised.

The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of beneficial ownership of, 15% or more of the outstanding common stock, subject to prior redemption or exchange. Once a group or person acquires beneficial ownership of 15% or more of the outstanding common stock, subject to the terms and conditions of the Rights Agreement, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A Preferred Stock, or at the option of USPR, shares of common stock or cash, property or other securities of USPR having a market value of two times the purchase price.

Stockholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, outstanding stock certificates will represent both shares of common stock and the rights, and the rights will trade only with the shares.

The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is contained in the Registration Statement on Form 8-A that was filed with the Securities and Exchange Commission on March 19, 2009.

About U.S. Precious Metals, Inc.:
USPR is a mineral exploration company headquartered in Sanford, Florida and operating in Mexico through its Mexican subsidiary, U.S. Precious Metals de Mexico, S.A. de C.V. USPR owns significant exploration rights to approximately 37,000 acres of land in Michoacan, Mexico. USPR’s common stock is quoted on the OTC Bulletin Board under the symbol “USPR.”

Statements contained herein that are not based upon current or historical fact are forward-looking statements. Such forward-looking statements relate to future events and future operating results, performance, prospects and opportunities. The use of terms such as “anticipate,” “believe,” “estimate,” “plan,” “intend” and “expect” and similar expressions, as they relate to USPR, or its management, identify forward-looking statements. These forward-looking statements are based on information currently available to USPR and USPR’s current plans, intentions and expectations. Forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause USPR’s actual results, performance, prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in USPR’s Annual Report on Form 10-K/A for the fiscal year ended May 31, 3008, filed with the U.S. Securities and Exchange Commission on February 23, 2009. Except as required by the Federal securities law, USPR does not undertake any obligation to revise or update any forward-looking statements contained herein after the date hereof.

SOURCE: U.S. Precious Metals, Inc.

CONTACT:
U.S. Precious Metals, Inc.
M. Jack Kugler, Chairman of the Board/CEO
(407) 566-9310
http://www.usprgold.com